Exhibit 10.1
KADANT INC.
CASH INCENTIVE PLAN

(As amended and restated effective as of March 11, 2026)

1. Purpose

The purpose of the Cash Incentive Plan of Kadant Inc. is to enable the Company to attract, retain, motivate and reward employees by providing an opportunity to earn incentive compensation under the Plan related to the performance of the Company and its subsidiaries.

2. Definitions

Terms used in the Plan, and not otherwise defined, are defined as follows:

“Award” means a contingent award made to a Participant in accordance with the Plan that provides the Participant with the opportunity to earn cash compensation based on the relative level of attainment of Performance Goals established by the Committee for a Performance Period and on such other terms and conditions as the Committee shall determine.

“Board” means the Board of Directors of the Company.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board, or any other committee appointed by the Board to administer the Plan.

“Company” means Kadant Inc., a Delaware corporation, or any successor to all or substantially all of the Company’s business.

“Eligible Employee” means each executive officer, officer, or other key employee of the Company or any Subsidiary designated from time to time by the Committee as eligible to participate in the Plan.

“Participant” means any Eligible Employee who receives an Award under the Plan for a specified Performance Period.

“Performance Goals” means any one or a combination of the following: (i) earnings per share, (ii) return on average shareholders’ equity or average assets, (iii) earnings, (iv) earnings or earnings per share growth, (v) earnings before interest, taxes and amortization (EBITA), (vi) earnings before interest, taxes, depreciation and amortization (EBITDA), (vii) operating income, (viii) operating margins, (ix) division income, (x) revenues, (xi) expenses, (xii) stock price, (xiii) market share, (xiv) return on sales, assets, equity, or investment, (xv) achievement of balance sheet or income statement objectives, (xvi) cash provided from operations, (xvii) stock price appreciation, (xviii) shareholder return, (xix) strategic initiatives, (xx) cost control, (xxi) net operating profit after tax, (xxii) pre-tax or after-tax income, (xxiii) cash flow, (xxiv) financial ratios contained in the Company’s debt instruments, and (xxv) any other objective or discretionary goals established by the Committee.

“Performance Period” for an Award means the fiscal year of the Company, unless another period of time for the measurement of the extent to which the applicable Performance Goals are attained is designated by the Committee at the time the Award is made.

“Plan” means the Kadant Inc. Cash Incentive Plan, as amended from time to time.

“Subsidiary” means (i) a corporation or other entity with respect to which the Company, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body or (ii) any other corporation or other entity in which the Company, directly or indirectly, has at least a majority equity or similar interest.

3. Administration

The Plan shall be administered by the Committee which shall have full power and authority, in its discretion, but subject to the express provisions of this Plan, to:

a.select Participants from Eligible Employees;
b.establish the terms and conditions of Awards, including the times at which Awards are made, the Performance Period to which an Award relates, and the Performance Goals to which an Award is subject;
c.determine the extent to which cash payments are actually earned pursuant to Awards and the amounts to be paid;
d.prescribe, amend and rescind rules and regulations relating to the Plan; and
e.interpret this Plan and make all determinations necessary or advisable for the administration of the Plan.

The determinations of the Committee pursuant to its authority under the Plan shall be conclusive, final and binding. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award.

4. Eligibility

Awards may be granted to any Eligible Employee.

5. Awards

The Committee shall, in its sole discretion, determine which Eligible Employees shall receive Awards and shall determine the Performance Period relating to each Award. For each Performance Period applicable to an Award, the Committee shall establish one or more Performance Goals, or any combination of Performance Goals, applicable to such Award and the other terms and conditions of the Award. Such Performance Goals and other terms and conditions shall be established by the Committee in its sole discretion as it shall deem appropriate and in the best interests of the Company.

Performance Goals may take the form of absolute goals or goals relative to past performance of the Company or the current or past performance of one or more other companies comparable or similarly situated to the Company or of an index covering multiple companies. The Committee may specify that the Performance Goals exclude or be adjusted to reflect any one or more of (i) extraordinary items or other unusual or non-recurring items, (ii) discontinued operations, (iii) gains or losses on the dispositions of operations, (iv) effects of changes in accounting principles, (v) the write down of any asset or other impairment, (vi) intangible amortization expense, (vii) the effect of foreign currency fluctuations, (viii) charges for restructuring and rationalization programs, and (ix) any other adjustment or exclusion established by the Committee. The Committee may establish Performance Goals that are particular to a Participant, or the department, branch, line of business, subsidiary, segment or other unit in which the Participant is employed or for which the Participant has supervisory responsibility and may cover such Performance Period as specified by the Committee.

After the end of each Performance Period for which the Committee has granted Awards, the Committee shall certify in writing the extent to which the Performance Goals established by the Committee for the Performance Period have been achieved and shall authorize the Company to make Award payments to Participants in accordance with the terms of the Awards. Award payments shall be made to a Participant only upon the achievement of the applicable Performance Goals, except that the Committee may waive the achievement of Performance Goals in the event of the death, disability, a change in control of the Company or such other event as the Committee may deem appropriate. Award payments to a Participant with respect to a Performance Period shall be made no later than the 15th day of the third month following the end of the taxable year of the Participant within which the last day of such Performance Period occurs.

The Committee may at any time, in its sole discretion, cancel an Award or eliminate or reduce (but not increase) the amount payable pursuant to the terms of an Award without the consent of a Participant.

The Committee shall have the power to impose such other restrictions on Awards as it may deem necessary or appropriate.

6. Transferability

Awards shall not be subject to the claims of creditors and may not be assigned, alienated, transferred or encumbered in any way other than by will or the laws of descent and distribution.

7. Required Withholding

The Company may withhold or cause to be withheld from any and all cash payments made under this Plan such amounts as are necessary to satisfy all applicable tax and other required withholdings related to Awards or in accordance with the Company’s payroll practices as from time to time in effect.

8. Amendment and Termination

The Committee may amend, modify or terminate the Plan in any respect at any time without the consent of Participants, provided that no amendment or termination of the Plan may adversely affect any previously granted Award without the consent of the affected Participant, except to the extent necessary to comply with Section 409A of the Code.

9. Effective Date and Term of the Plan

This Plan shall be effective when approved by the Board and shall remain in effect for future years unless and until amended, terminated, or replaced at the direction of the Board.

Termination of the Plan shall not affect any Awards outstanding on the date of the termination and such Awards shall continue to be subject to the terms of the Plan, notwithstanding its termination. Upon termination of the Plan, no further Awards may be granted under the Plan.

10. Miscellaneous

(a) No Rights to Awards or Employment. This Plan is not an employment contract between the Company and an Eligible Employee or Participant. No Eligible Employee shall have any claim or right to receive Awards under the Plan. Nothing in the Plan shall confer upon any employee of the Company any right to continued employment with the Company or any Subsidiary or interfere in any way with the right of the Company or a Subsidiary to terminate the employment of any of its employees at any time, with or without cause, including, without limitation, any individual who is then a Participant in the Plan.

(b) Other Compensation. Nothing in this Plan shall preclude or limit the ability of the Company to pay any compensation to a Participant under any other additional compensation and benefits plans, programs and arrangements, including, without limitation, any employee benefit plan, equity plan, or bonus plan, program or arrangement.

(c) Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not included in the Plan.

(d) Governing Law. The Plan and all actions taken under the Plan shall be governed by and construed in accordance with the laws of the State of Delaware.

As reapproved and in effect March 11, 2026.